EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:                Chris Lehane
                        (202) 549-5911

               L90 TO REQUEST HEARING IN RESPONSE TO NASDAQ NOTICE


Los Angeles - April 19, 2002 - L90, Inc. (NASDAQ: LNTY, LNTYE), an online media and direct marketing company, announced that it has received notice from Nasdaq that its common stock would be subject to potential delisting as a result of the Company's delay in filing its annual report for 2001 on Form 10-K. This filing delay was previously announced by the Company in a press release on April 12, 2002 as a result of its ongoing internal investigation.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to continue the listing of the Company's common stock, in accordance with Nasdaq rules. Once the Company requests a hearing, no delisting would occur until the hearing is held and the Panel makes its determination.

As previously announced, the Company's internal investigation is progressing as rapidly as possible, and the Company hopes to complete the investigation and file its 10-K before the date of the hearing. There is no assurance the Panel will grant the Company's request for continued listing.

Nasdaq also notified the Company that the trading symbol for the Company's common stock has been changed from "LNTY" to "LNTYE," effective April 18, 2002. Nasdaq issued the notice under Nasdaq Marketplace Rule 4310(c)(14).


About L90
L90 is an online media and direct marketing company that works with marketers and publishers to build valuable relationships with customers on the Internet. L90 provides advertisers with brand name sites, network reach, and innovative programs for online advertising and direct marketing. L90 has advertising representation relationships with Web sites that are grouped into targeted channels, such as Automotive, Entertainment and Travel, which offer marketers an attractive platform to target consumers. The company also creates innovative advertising programs that include a suite of digital marketing tools, called ProfiTools. ProfiTools include sponsorships, opt-in e-mail, newsletters, content integration, micro-sites and sweepstakes and help marketers achieve their goals


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of branding, customer acquisition, sales, traffic and customer retention.
Headquartered in Los Angeles, L90 has additional offices in New York, San Francisco, Chicago, Miami, and Seattle.


Safe Harbor Statement
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the business of L90 may suffer due to uncertainty; and other risks that are described from time to time in L90's Securities and Exchange Commission reports (including but not limited to the annual report on Form 10-K for the year ended December 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, L90's results could differ materially from L90's expectations in these statements. L90 assumes no obligation and does not intend to update these forward-looking statements.




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